EXECUTION VERSION

TENTH AMENDMENT

TO

FINANCING AGREEMENT

THIS TENTH AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated as of January 31, 2012 (the “Effective Date”), by and among ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE” and together with EQMI, each a “Borrower” and collectively, “Borrowers”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”), is as follows:

Preliminary Statements

A.           Borrowers and Bank are parties to a Financing Agreement dated as of October 31, 2006, as amended by the First Amendment to Financing Agreement dated as of October 1, 2007, the Second Amendment to Financing Agreement dated as of September 12, 2008, the Third Amendment to Financing Agreement dated as of February 10, 2009, the Fourth Amendment to Financing Agreement dated as of December 29, 2010, the Fifth Amendment to Financing Agreement dated as of February 4, 2011, the Sixth Amendment to Financing Agreement dated as of March 15, 2011, the Seventh Amendment to Financing Agreement dated as of October 28, 2011, the Eighth Amendment to Financing Agreement dated as of November 4, 2011, and the Ninth Amendment to Financing Agreement dated as of December 30, 2011 (as amended, the “Financing Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Financing Agreement.

B.           Borrowers have requested that Bank: (i) extend the date for termination of the financing Agreement from January 31, 2012 to March 31, 2013, (ii) waive certain existing Events of Default (a) under Section 10.28 of the Financing Agreement with respect to the Fixed Charge Coverage Ratio for the periods ended June 30, 2011, September 30, 2011, and December 31, 2011, and (b) for failure to timely reduce the Revolving Loans on November 1, 2011 to eliminate an existing Borrowing Base Deficiency, (iii) modify the time periods for testing the Fixed Charge Coverage Ratio; (iv) add an EBITDA financial covenant for Fiscal Year 2012; and (v) make certain other changes to the Financing Agreement and certain of the other Loan Documents, all as more specifically set forth herein.

C.           Bank is willing to consent to such requests and so amend the Financing Agreement and other Loan Documents, all as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the covenants, agreements, and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

1.          Amendments to Financing Agreement. Subject to the satisfaction of the conditions of this Amendment, the Financing Agreement is hereby amended as follows:

1.1           The following definition in Section 1.1 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

“Ninth Amendment Beacon Subordinated Noteholders” means each of, and collectively: (i) Argentum Capital Partners II, L.P., on behalf of itself and as Subordinated Lender Agent (as defined in the Ninth Amendment Beacon Noteholder Subordination Agreement), (ii) Walter H. Barandiaran, (iii) Jack S. Greber, (iv) Roderick F. Galvin, (v) James E. Wendle, (vi) Joseph P. Hoffman, (vii) Micah Goldberg, (viii) CGM IRA Custodian FBO Daniel Raynor, and (ix) as applicable, their respective heirs, beneficiaries, successors, and assigns.

1.2           The first two sentences of Section 2.7 of the Financing Agreement, are hereby amended in their entireties by substituting the following in their places:

Borrowers’ obligation to pay the principal of, and interest on, the Loans (exclusive of the Letter of Credit Exposure) made by Bank is evidenced by a promissory note duly executed and delivered by Borrowers substantially in the form of Exhibit B attached to the Seventh Amendment with blanks appropriately completed in conformity herewith (the “Revolving Loan Note”). The Revolving Loan Note issued to Bank (a) has been executed by Borrowers, (b) is payable to the order of Bank and dated the Seventh Amendment Effective Date, (c) is in a stated principal amount equal to $12,000,000, (d) matures on March 31, 2013, (e) bears interest as provided in Section 3.1 in respect of the Prime Rate Loans and LIBOR Rate Loans, as the case may be, evidenced thereby, (f) is subject to voluntary prepayment and mandatory repayment as provided herein, and (g) is entitled to the benefits, and be subject to the terms, of this Agreement and the other Loan Documents.

1.3           Section 3.1(vii) of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

(vii)       Pricing. Each of the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margin, the Applicable LOC Fee, and the Applicable Unused Commitment Fee will be determined from time to time by reference to the table set forth below:

Applicable LIBOR Rate Margin for Revolving Loans	Applicable Prime Rate Margin For Revolving Loans	Applicable LOC Fee	Applicable Unused Commitment Fee
3.0%	0.0%	3.0%	0.25%

1.4           The first sentence of Section 8.3 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

Not less frequently than weekly and monthly, Borrowers shall deliver to the Lender: (i) a borrowing base certificate in the form, as applicable, of Exhibit C to the Ninth Amendment (a “Borrowing Base Certificate”) by no later than the Tuesday of the following week, and no later than the 20th day of each month (which is based on values as of the immediately preceding week, or as applicable, preceding month) and (ii) reports of Borrowers’ sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including a report indicating the Dollar value of Borrowers’ Eligible Receivables (including a separate listing of Permitted Joint Venture Receivables) and Eligible Unbilled Revenue, and all other information deemed necessary by Bank to determine levels of that which is and is not Eligible Receivables and Eligible Unbilled Revenue). Notwithstanding the foregoing, Lender may, in its sole discretion from time to time, permit the weekly Borrowing Base Certificate to be delivered once every two weeks, and in such event, delivery shall be made no later than the Tuesday following such two week period.

1.5           The second sentence of Section 11.1 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

Unless this Agreement is terminated earlier under Sections 11.3 or 11.4, this Agreement shall terminate on March 31, 2013.

1.6           Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit F in its place.

2.          Waiver of Existing Defaults. Certain Events of Default (collectively, the “Existing Defaults”) have occurred (i) under Section 10.28 as a result of the violation of the Fixed Charge Coverage Ratio for the Fiscal Quarters ended June 30, 2011, September 30, 2011 and December 31, 2011, and (ii) under Section 2.5 for Borrowers’ failure on November 1, 2011 to immediately reduce the aggregate outstanding Revolving Loans to eliminate an existing Borrowing Base Deficiency. Borrowers have requested that Bank waive the Existing Defaults. Bank hereby waives the Existing Defaults. The waivers provided in this Section 2, either alone or together with other waivers which Bank may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Bank to waive any Event of Default, past, present or future, other than those specifically waived by this Amendment, or reduce, restrict or in any way affect the discretion of Bank in considering any future waiver requested by Borrowers. The foregoing Events of Default are not intended to be a complete list of all Events of Default now existing or having previously occurred and will not be deemed to limit or estop Bank from exercising any rights or remedies with respect to any such other Event of Default.

3.          Conditions, Other Documents. As a condition precedent to the effectiveness of this Amendment and the waiver delineated in Section 2 of this Amendment, with the signing of this Amendment, Borrowers will deliver, or cause to be delivered, to Bank, all in form and substance satisfactory to Bank: (i) copies, certified by the Secretary of each Borrower, of resolutions of the Board of Directors or managers, as applicable, of such Borrower, authorizing the execution of this Amendment and the other Tenth Amendment Documents (as defined below) to which such Borrower is a party; (ii) the Reaffirmation of Guaranty and Security set forth after the signatures below, duly executed by Parent; (iii) a copy, certified by the Secretary of Parent, of resolutions of the Board of Directors of Parent, authorizing the execution of the Reaffirmation of Guaranty and Security referenced in the immediately preceding clause; (iv) the Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum; (v) the Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum, as agent on behalf of the Beacon Subordinated Noteholders; (vi) the Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum, as agent on behalf of the Additional Beacon Subordinated Noteholders; (vii) the Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum, as agent on behalf of the Ninth Amendment Beacon Subordinated Noteholders and (viii) such other documents, instruments, and agreements deemed necessary by Bank to effect the amendments to Borrowers’ credit facilities with Bank contemplated by this Amendment.

4.          Representations. To induce Bank to accept this Amendment, Borrowers hereby represent and warrant to Bank as follows:

4.1           Each Borrower has full power and authority to enter into, and to perform its obligations under, as applicable, this Amendment and the other Loan Documents executed, amended, or amended and restated in connection herewith (collectively, the “Tenth Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, each applicable Tenth Amendment Document has been duly authorized by all necessary corporate or limited liability company action, as applicable.

4.2           Each Tenth Amendment Document, as applicable, constitutes the legal, valid and binding obligations of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3           Each of Borrowers’ representations and warranties contained in the Loan Documents are complete and correct in all material respects as of the date of this Amendment with the same effect as though these representations and warranties had been made again on and as of the date of this Amendment (except where such representations and warranties speak solely as of an earlier date), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Financing Agreement.

5.          Costs and Expenses. As a condition of this Amendment, (a) Borrowers will pay to Bank a fee equal to $30,000.00, payable in full on the Effective Date; such fee, when paid, will be fully earned and non-refundable under all circumstances, and (b) Borrowers will promptly on demand pay or reimburse Bank for the costs and expenses incurred by Bank in connection with this Amendment, including, without limitation, Attorneys’ Fees.

6.          Release. Each Borrower hereby releases Bank from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Bank of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

7.          Default. Any default by Borrowers in the performance of Borrowers’ obligations under this Amendment shall constitute an Event of Default under the Financing Agreement.

8.          Continuing Effect of the Financing Agreement; Security. Except as expressly amended hereby, all of the provisions of the Financing Agreement are ratified and confirmed and remain in full force and effect. Borrowers and Bank hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to the Loan Documents. Each Borrower ratifies and reaffirms any and all grants of Liens to Bank on the Loan Collateral as security for the Obligations, and each Borrower acknowledges and confirms that the grants of the Liens to Bank on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

9.          One Agreement; References; Fax Signature. The Financing Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to the Financing Agreement will be deemed to be references to the Financing Agreement as amended by this Amendment. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (i) may be relied on by each party as if the documents were a manually signed original and (ii) will be binding on each party for all purposes.

10.         Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11.         Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.         Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13.         Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

14.         Reaffirmation of Cross-Guaranty. Each Borrower hereby: (i) ratifies and reaffirms the Cross-Guaranty and (ii) acknowledges and agrees that no Borrower is released from its obligations under the Cross-Guaranty by reason of this Amendment or the other Loan Documents and that the obligations of each Borrower under the Cross-Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Amendment and other Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrowers as of the Effective Date.

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Robert R. Galvin
Robert R. Galvin, Chief Financial Officer

EQ ENGINEERS, LLC

By:	/s/ Jack S. Greber
Jack S. Greber, Manager

Accepted at Cincinnati, Ohio
as of the Effective Date.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Aaron R. Sceva
Aaron R. Sceva, Assistant Vice President

EXHIBIT F

FINANCIAL COVENANTS

Section 1.       Financial Covenants.

1.1           Borrowers will not permit the ratio (“Fixed Charge Coverage Ratio”) resulting from dividing 12 Month EBITDA (as defined below) by Fixed Charges (as defined below) for the applicable 12 Month Period (as defined below) to be less than 1.15:1 as of the end of any Fiscal Quarter or Fiscal Year ending on or after September 30, 2012.

1.2           Borrowers will not permit EBITDA to be less than the following.

(i)	as of the end of each of the following periods, each a “Monthly Period”:

Monthly Period	Minimum EBITDA
January 1, 2012 through and including January 31, 2012	$(25,000)
February 1, 2012 through and including February 29, 2012	$(25,000)
March 1, 2012 through and including March 31, 2012	$0
April 1, 2012 through and including April 30, 2012	$0
May 1, 2012 through and including May 31, 2012	$80,000
June 1, 2012 through and including June 30, 2012	$90,000
July 1, 2012 through and including July 31, 2012	$225,000
August 1, 2012 through and including August 31, 2012	$350,000
September 1, 2012 through and including September 30, 2012	$400,000
October 1, 2012 through and including October 31, 2012	$300,000
November 1, 2012 through and including November 30, 2012	$120,000
December 1, 2012 through and including December 31, 2012	$60,000

(ii)	as of the end of each of the following periods, each a “Cumulative Period”:

Cumulative Period	Minimum EBITDA
January 1, 2012 through and including March 31, 2012	$(50,000)
January 1, 2012 through and including June 30, 2012	$175,000
January 1, 2012 through and including September 30, 2012	$1,200,000
January 1, 2012 through and including December 31, 2012	$1,750,000

1.3            For purposes of this Exhibit F:

(i)    “EBITDA” means, for the applicable Test Period, the total (without duplication), in Dollars (all as determined in accordance with GAAP consistently applied) of Borrowers’ earnings before interest, income taxes, depreciation, and amortization expense for the applicable Test Period. EBITDA, for purposes of this Exhibit and the Financing Agreement, will not include any (1) gain arising from the sale of capital assets, (2) gain arising from any write-up of assets, (3) gain arising from the acquisition of debt securities or Ownership Interests of any Borrower or from cancellation or forgiveness of Indebtedness, (4) gain or income arising from accretion of any negative goodwill, or (5) gain recognized by Borrowers as earnings which relate to any extraordinary accounting adjustments or non-recurring items of income or include any amounts attributable to extraordinary gains or extraordinary items of income or any other non-operating, non-recurring gain from time to time occurring.

(ii)   “Adjusted EBITDA” means, for the applicable 12 Month Period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) Borrowers’ EBITDA (as defined in Section 1.3(i)) for the applicable 12 Month Period, minus (b) the aggregate cash amount of Borrowers’ income and franchise taxes paid during the applicable 12 Month Period, and minus (c) all of Borrowers’ capital expenditures for the applicable 12 Month Period exclusive of those capital expenditures made from funds borrowed by Borrowers or pursuant to any capitalized lease (for purposes of this clause (c), “funds borrowed” will not include funds borrowed from Bank as a Revolving Loan).

(iii) “Fixed Charges” means, for the applicable 12 Month Period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) the principal amount of Borrowers’ long-term debt and obligations, in each case, paid or which were scheduled to be paid during the applicable 12 Month Period; (b) scheduled capital lease payments paid or which were scheduled to be paid during the applicable 12 Month Period; (c) Borrowers’ aggregate interest expense for the applicable 12 Month Period, including interest paid on the Obligations, all Indebtedness, capital lease obligations and any other Indebtedness for the applicable 12 Month Period (including amortization of original issue discount and non-cash interest payments), and (d) the aggregate amount of cash payments of redemptions, dividends and distributions made by EQMI for the applicable 12 Month Period; provided that nothing herein is intended, or shall be construed, to constitute Bank’s consent to any dividends or distributions not expressly permitted pursuant to the terms of the Financing Agreement or other Loan Documents.

(iv) “12 Month EBITDA” means Adjusted EBITDA for the 12 Month Period for which the applicable Fixed Charge Coverage Ratio is then being determined. “12 Month EBITDA” will be calculated for each 12 Month Period ending as of the end of each Fiscal Quarter or Fiscal Year.

(v)  “Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated, any quarter of a Fiscal Year, the first Fiscal Quarter beginning on January 1 and ending on March 31, the second Fiscal Quarter beginning on April 1 and ending on June 30, the third Fiscal Quarter beginning on July 1 and ending on September 30, and the fourth Fiscal Quarter beginning on October 1 and ending on December 31.

(vi) “Fiscal Year” means Borrowers’ fiscal year for financial accounting purposes, beginning on January 1 and ending on December 31.

(vii) “12 Month Period” means, in respect of a date as of which the applicable Financial Covenant is being calculated, the four consecutive Fiscal Quarters immediately preceding the date as of which the Financial Covenant is being calculated (i.e., a rolling four Fiscal Quarter (or 12 month) period).

(viii) “Test Period” means, as applicable, either (a) a 12 Month Period, (b) a Monthly Period, or (c) a Cumulative Period.

Section 2.    Calculation of Financial Covenants.

(i)      Bank, in addition to the information contained on the financial statements submitted to Bank pursuant to Sections 8.5 and 8.7 of the Financing Agreement, may calculate Borrowers’ EBITDA and the other specified amounts under this Exhibit F (and under the other Financial Covenants, if any, contained in the Financing Agreement) on the basis of information then available to Bank, which calculation(s) will be binding on Borrowers; however, Bank will give notice to Borrowers of Bank’s computations made pursuant to this Section 2 and an opportunity to provide Bank with any additional or contrary information. Borrowers must provide any additional (or contrary) information within 15 Business Days after Bank gives notice to Borrowers of Bank’s computations.

(ii)     The Financial Covenants will be based on Borrowers’ financial performance consolidated with each other and unconsolidated with any other Person.

Section 3.    Definitions. Capitalized terms used, but not defined, in this Exhibit F will have the meanings given to them in the Financing Agreement.

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